Exhibit 99.3

Non-GAAP Supplemental Materials Reconciliation of Red Hat Free Cash Flow – Last 12 Months 12 Months ended May 2019 Net Cash from Operations per GAAP Net Capital Expenditures Free Cash Flow $1.1 ($0.1) $1.0 $ in billions The above reconciles the Non-GAAP financial information contained in the “IBM and Red Hat: Better Together” portal article which was posted to IBM’s Investor Relations website on August 2, 2019. For additional information on the use of these non-GAAP financial measures, see Exhibit 99.2 included in the company’s second Form 8-K furnished with the SEC on August 2, 2019. 1

Non-GAAP Supplemental Materials Reconciliation of Operating Earnings Per Share Earnings Per Share 2019 Full-Year Expectations GAAP Diluted EPS* $XX.XX Operating (Non-GAAP) EPS At least $12.80 Adjustments Acquisition-related Charges ($0.96) Non-Operating Retirement-Related Items ($0.45) ($0.24) Tax Reform Enactment Impacts Amortization of Red Hat Intangibles* ($X.XX) * IBM is unable to provide, without unreasonable efforts, an updated full-year expectation of GAAP diluted earnings per share at this time because it is unable to determine, with reasonable certainty, the purchase accounting valuations that will be utilized to establish the finite-lived intangible assets for the Red Hat acquisition and the expected amortization impact of those acquired intangibles. The operating (non-GAAP) earnings per share full-year expectation can be presented, as it does not include acquired intangible asset amortization. The valuation of acquired intangibles is not yet substantially complete and depends on various factors; as such, the variability in the estimate of the amortization of those intangibles could have a material impact on the GAAP reported results for the guidance period. All other known or estimated factors impacting the GAAP full-year expectations have been presented. The above reconciles the Non-GAAP financial information contained in the “IBM and Red Hat: Better Together” portal article which was posted to IBM’s Investor Relations website on August 2, 2019. For additional information on the use of these non-GAAP financial measures, see Exhibit 99.2 included in the company’s second Form 8-K furnished with the SEC on August 2, 2019. 2

Non-GAAP Supplemental Materials Reconciliation of IBM Base Business (without Red Hat) Financial Measures Earnings per Share on IBM Base Business (without Red Hat) GAAP Operating EPS guidance Expected EPS Attainment through 3Q 2019 At least $12.45 60-61% At least $13.90 62-63% Tax Rate on IBM Base Business (without Red Hat) GAAP Operating Full Year 2019 3Q 2019 11-12% 8% 11-12% 9% The above reconciles the Non-GAAP financial information contained in the “IBM and Red Hat: Better Together” portal article which was posted to IBM’s Investor Relations website on August 2, 2019. For additional information on the use of these non-GAAP financial measures, see Exhibit 99.2 included in the company’s second Form 8-K furnished with the SEC on August 2, 2019. 3